                                                                    EXHIBIT 12.1


                  PETROLEUM HELICOPTERS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of dollars)

                                                                     EIGHT          TWELVE                               PROFORMA
                                                                     MONTHS         MONTHS                                 YEAR
                                        YEAR ENDED APRIL 30,         ENDED          ENDED      YEAR ENDED DECEMBER 31,     ENDED
                                   -----------------------------  DECEMBER 31,   DECEMBER 31,  -----------------------  DECEMBER 31,
                                    1997       1998        1999       1999           1999        2000         2001          2001
                                   -------    -------     ------  ------------   ------------  --------      -------    ------------
   Earnings:
     Earnings (loss) before
       income taxes                $10,857    $12,509     $5,034     $(3,950)      $(7,922)    $(17,795)     $17,492     $10,076
     Interest                        4,297      5,118      6,017       3,978         5,889        5,813        6,190      19,462
     Estimated interest component
       of rent expense               5,140      6,347      6,183       3,986         6,165        7,459        7,773       1,131
     Equity in net loss (gain) of
       unconsolidated subsidiaries     560       (242)        40         686           812          716           --          --
     Amortization of costs
       incurred in connection with
       the issuance of the Notes        --         --         --          --            --           --           --         786
                                   -------    -------    -------      ------        ------      -------      -------     -------
         Earnings available for
           fixed charges           $20,854    $23,732    $17,274      $4,700        $4,944      $(3,807)     $31,455     $31,455
                                   =======    =======    =======      ======        ======      =======      =======     =======
   Fixed Charges:
     Interest                       $4,297     $5,118     $6,017      $3,978        $5,889       $5,813       $6,190     $19,462
     Estimated interest component
       of rent expense               5,140      6,347      6,183       3,986         6,165        7,459        7,773       1,131
     Amortization of costs
       incurred in connection with
       the issuance of the Notes        --         --         --          --            --           --           --         786
                                   -------    -------    -------      ------        ------      -------      -------     -------
         Total fixed charges        $9,437    $11,465    $12,200      $7,964       $12,054      $13,272      $13,963     $21,379
                                   =======    =======    =======      ======        ======      =======      =======     =======
    Ratio of earnings to fixed
      charges                          2.2        2.1        1.4         0.6 (1)       0.4 (1)     (0.3)(1)      2.3         1.5
                                   =======    =======    =======      ======        ======      =======      =======     =======

(1) For the eight months and twelvemonths ended December 31, 1999 and the year ended December 31, 2000, earnings available for fixed charges were inadequate to cover fixed charges by $3.3 million, $7.1 million, and $17.1 million, respectively.